EXHIBIT 10.14
                                                  1997 FORM 10-K



                                   B.O.D. APPROVED:  February 5, 1997
                                   BY:  /s/W. R. Hildebrand for BOD
                                         COMPENSATION COMMITTEE





                        BUCYRUS INTERNATIONAL, INC.

                 ANNUAL MANAGEMENT INCENTIVE PLAN SUMMARY
                                FISCAL 1997

I.   OBJECTIVES:

          The objectives of the Annual Incentive Plan (the "Plan") are to:

               1) attract, retain and motivate senior executives and other key management personnel of Bucyrus
                    International, Inc. (the "Company");

               2) provide direct incentives for participants in the planning process to achieve the Company's strategic and financial goals, and thereby enhance shareholder value;

               3) emphasize "Pay-For-Performance" by having a meaningful portion of participants' total compensation at risk;

               4) inspire participants to pursue innovatively and aggressively individual, team, Subsidiary,
                    Departmental and Company goals, and

               5) target all Company management and key professional employees (domestic and international, regardless of position to be eligible to share in a portion of the Management Incentive Program but not preclude the possibility of rewarding all salaried personnel as total Company results improve.

II.  ADMINISTRATION:

          The Plan is administered by the Compensation Committee (the "Committee") of the Board of Directors.

          The Committee may issue such rules and guidelines as it deems necessary for administration of the Plan. All actions of the Committee will be subject to the approval of the Board of Directors.

III. ELIGIBILITY:

          The following employees are potentially eligible to participate in the Plan;

               o Employees reporting directly to a Subsidiary or Division General Manager or equivalent.
               o All Corporate Managers/Supervisors or staff personnel who are participants in the Business Plan Process and have completed Standards of Performance (SOP's) - Form - C.
               o    All salaried employees, exempt or non-exempt.

IV.  PARTICIPATION:

          As part of the Business Plan and Budgeting Process, the Corporate Operating Committee (C.O.C.) will select and submit for approval, those who will participate in the Business Plan Process. Final approval will be by the Chief Executive Officer (C.E.O.)

V.   TARGET INCENTIVE AWARDS:

          As part of the Business Plan, the C.E.O. will establish for each individual a "Target Incentive Award" by determining a multiplier to be used in conjunction with the individual's base salary. The multipliers (and therefore the "Target Incentive Award") will vary according to the nature and extent of the participant's ability to affect the attainment of the Company's strategy, goals and objectives. For non-participants in the Business Plan Process (as defined), a bonus pool based upon a percentage of base salaries will be established for various levels of performance and categories of personnel.

VI.  PERFORMANCE OBJECTIVES:

          As part of the Business Plan Process, "Performance Objectives" will be established by the Committee for the following areas:

               o    Overall Corporate performance.
               o    Subsidiary and/or individual performance objectives.

     Coincident with the establishment of Performance Objectives, the Committee will establish for each participant an apportionment from these two areas based upon an appraisal of the relative impact of the participant's position on the Corporate, Subsidiary and/or Individual Performance Objectives. In addition, the apportionment may be influenced by the Committee's desire to emphasize particular Company objectives. These Performance Objectives will be subject to final approval of both the C.E.O. and B.O.D.

VI.  PERFORMANCE OBJECTIVES:

     FISCAL 1997 PERFORMANCE OBJECTIVES:

          For Fiscal Year 1997, the C.O.C. has established and the Board of Directors has approved the following Performance Objectives.

          Corporate:

               o Corporate-wide earnings before depreciation, amortization, interest and taxes; (EBITDA) and,
               o Operating Cash Flow before Cap Expenditure (EBITDA +/- changes in Working Capital, before CapEx).

          Subsidiary:

               o Subsidiary E.B.I.T. less Corporate charges and allocations plus subsidiary contribution to South Milwaukee plant margins.
               o Subsidiary Operating Cash Flow (before Corporate allocations and before interest and taxes before CapEx).

          Individual:

               o Standard of Performance Objectives (S.O.P) as approved by the C.E.O. and documented in the Form C's.

     For Fiscal 1997, the Plan Weighting Table below represents the minimum percentage allocations for O.C.F. performance for participants in the Business Plan Process.

                                        CORPORATE      INDIVIDUAL
       PARTICIPANTS                       PLAN         (% OR LESS)

       President
       & C.E.O.                            90%             10%

       Corporate
       Vice Presidents/Staff Directors     60%             40%

       Other Managers & Directors          40%             60%

       Subsidiary Managers & Staff         40%             60%

VII. TARGET AWARD MULTIPLIER:

     The Target Award for all Plan Participants will be increased or decreased based upon EBITDA and OPERATING CASH FLOW performance as compared to the 1997 BUSINESS PLAN and a resultant multiplier. Seventy-five(75%) of the multiplier will be impacted by EBITDA and twenty-five(25%) of the multiplier will be impacted by OPERATING CASH FLOW.

          The TARGET AWARD MULTIPLIER will be calculated as follows:

            DEGREE OF
          ACHIEVEMENT OF                            AWARD
           PERFORMANCE        PERFORMANCE          PAYMENT
            OBJECTIVE         MEASUREMENT         MULTIPLIER

              130%            Maximum                2.00
              100%            Target (goal)          1.00
               80%            Threshold               .33
             < 80%            Unacceptable              0

     _________

     IMPORTANT
     _________


     Below 80% achievement level for EBITDA, the Compensation Committee has the discretion to not pay any individual performance incentives under either the Corporate or Subsidiary Plan, if in its judgement such payment would have an adverse impact on the Corporation.

     NOTE: For levels of achievement which are below Maximum and above Threshold and which fall between the levels listed above, the multiplier will be prorated accordingly.

     Example: A level of achievement of 115% of the Corporate EBITDA objective and 95% of the OPERATING CASH FLOW objective would yield a multiplier of 1.33 (1.0 +15/30(0.75) - 5/20(0.17)).

               A level of achievement of 105% of the EBITDA objective and 110% of the OPERATING CASH FLOW objective would yield a multiplier of 1.21 (1.0 +5/30(0.75) +10/30(0.25)).

VIII.     SUBSIDIARY MULTIPLIER:

          A similar multiplier will be calculated for all subsidiaries to be applied to the individual portion of the target award but utilizing the following factors:

          DEGREE OF PERFORMANCE          LIMITS        MULTIPLIER

                150%                    Maximum           2.00
                100%                    Target            1.00
                 90%                    Threshold         0.33
               < 90%                    Unacceptable         0

          The measure of performance will be actual Subsidiary Operating Income plus South Milwaukee parts margin contribution from the Subsidiary with an adjustment for non-planned and non-controllable Corporate charges for corporate purposes all in comparison to the 1997 BUSINESS PLAN. The C.E.O. is authorized to make adjustments to this multiplier including to the zero level base upon individual performance considerations and in consideration of OPERATING CASH FLOW considerations.

          This multiplier will be applied to the individual portion of the TARGET AWARD(60% for 1997)

IX.  INDIVIDUAL MULTIPLIER:

          Multipliers to be applied to the Individual Performance Goals (FORM A) will be determined on a subjective basis by the employees immediate Manager and approved by the C.E.O. Individual Multipliers will generally vary from 80% to 120% but could be more at the discretion of the immediate Manager & C.E.O.

X.   PAYMENT OF AWARDS EARNED:

          Payment of each participant s award will be made in cash as soon as possible following the determination of the amount of the award earned (but no later than March 15, 1998), less any amounts required to be withheld for taxes. The Compensation Committee has the discretion to authorize quarterly payouts (in arrears) of bonuses earned.

XI.  TERMINATION OF EMPLOYMENT:

          If a participant ceases to be employed by the Company before payment of his/her award with respect to a fiscal year by reason of death, disability or retirement, his/her award will be reduced pro-rata for the number of weeks before the end of the fiscal year, if any, in which the participant's employment terminates.
          If the participant's employment with the Company ceases for any other reason prior to payment of the award, no award will be paid. Also, an employee must be employed not less than six months as of 12/31/97 to be eligible to participate on a pro-rata basis.

XII. MISCELLANEOUS:

          All Target Award Multipliers and Personal Objectives are based upon the financial objectives as the Company is structured on January 1. The Company reserves the right to change these financial objectives should any divestitures or acquisitions occur during the year.

          The Plan will be unfunded, and all awards will be paid from the general assets of the Company.

          By adopting this Plan, the Company is not precluded from adopting other forms of incentive compensation.

          The establishment of the Plan or participation by an employee in the Plan will not entitle an employee to continue in the employ of the Company or affect the Company's right to terminate at will the employment of an employee.

          Amounts payable under the Plan are not subject to alienation, in any manner whatsoever, by participants.

          This plan does not supersede any contractual obligations previously made between the Company and any of its key employees.

          A participant's performance must be satisfactory, regardless of Company performance, before he or she may be granted an incentive award.

XIII.     AMENDMENT:

          The Compensation Committee may amend or terminate the Plan at any time. No amendment or termination will affect the right of a participant to payment of amounts which are determined prior to such amendment or termination.

XIV. EFFECTIVE DATE:

          The Plan will be effective as of January 1, 1997, and will continue in effect until terminated by the Compensation Committee of the Board of Directors.

XV.  OTHER  AWARDS:

          The Plan includes a formalized program to reward outstanding achievements and contributions to the success of the Company by individual employees who are not eligible participants of the Management Incentive Compensation Plan.

          All non-union exempt and non-exempt employees are eligible to be candidates for these special awards.

          At the conclusion of each fiscal year, a General Manager, Subsidiary/Division Manager or Corporate Supervisor/Manager can recommend an employee for special recognition to the Compensation Committee. Awards of one to four weeks salary can be granted depending on the Committee's evaluation. This program is designed to reward special performance or efforts for 1%-2% of the eligible workforce outside of the Management Incentive Compensation Plan.

          The Plan also includes the possibility of other awards to all salaried employees. In all cases the OTHER AWARDS category will be an allocation from the award pool. The Corporate Award Pool will be calculated utilizing the 1997 Business Plan Incentive award budget and the multiplier as calculated in paragraph VII.

XVI. AWARD CALCULATION:

          The following is the manner in which incentive awards will be calculated.

               STEP 1 -- Employee's 1997 basic salary.

               STEP 2 -- Determine the individual's assigned Target Award
                         Incentive multiplier (refer to paragraph V).

               STEP 3 -- Multiply (resultants of Step 1 and Step 2).

               STEP 4 -- Determine the TARGET AWARD MULTIPLIER (Refer to
                         Paragraph VII).

               STEP 5 -- Multiply (resultants of Step 3 and Step 4). This is the individual's Target Award for 1997.

               STEP 6 -- Multiply the Target Award(Step 5) by the
                         appropriate factor from the 1997 Performance objectives Table(Paragraph VI). This is the portion of the award due to total Corporate performance.

               STEP 7 -- Multiply the Target Award by the Subsidiary
                         and/or Individual plan factor also from the table in Paragraph VI to determine that portion of the award measured on personal or subsidiary performance factors.

               STEP 8 -- Multiply the individual performance amount by
                         the Subsidiary Multiplier (Paragraph VIII) or the Individual Multiplier (Paragraph IX). This determines that portion of the award based upon individual performance.

               STEP 9 -- Determine the final award by adding the results
                         from Step 6 and Step 8. This amount may be adjusted by Management with the authority of the C.E.O. with justification due to such things as non controllable events, absenteeism for extended periods, reassignments, portion of the year in eligible positions, to force the total incentive cost to allocate within approved amounts, or any other reason deemed appropriate.

     AWARD CALCULATION EXAMPLE:

          J. Smith has a salary of $50,000. He/she has been assigned a Target Incentive Award multiplier of 10% by the Committee.
          J. Smith's Target Incentive is to be calculated based upon 40% due to Corporate Results and 60% due to individual results. At the end of the year, Company results were at Maximum or 130% of target for both EBITDA and OPERATING CASH FLOW.

     ON-TARGET INCENTIVE AWARD

          Individual's Salary X Individual's Personal Multiplier = Incentive if all areas "on-target".

          $50,000 X 0.10 = $5,000 (NOTE: This is used as the base in all incentive calculations.)

     INDIVIDUAL AWARD PORTION

          $5,000 X 2.0 (award payment multiplier) = $10,000

          $10,000 X 0.4(Corporate portion) or $4,000 plus $10,000 x
          0.6(Individual portion) or $6,000 x 1.0(Individual Multiplier as on target) or $6,000.

     TOTAL INCENTIVE AWARD                                  $10,000


GRAPH - DESCRIPTION:

Graph showing relationship between INCENTIVE BONUS POOL ($MM) (shown on X-axis with range of values $0 to $3.2MM) and E.B.I.T.D.A. ($MM) (shown on Y-axis with range of values $19.1MM to $31.1MM).

Three plotted points are as follows: Point A -- Incentive Bonus Pool of $0.528MM corresponds to $19.1MM E.B.I.T.D.A., Point B -- Incentive Bonus Pool of $1.6MM corresponds to $23.9MM BUDGET E.B.I.T.D.A.; Point C -- Incentive Bonus Pool of $3.2MM corresponds to $31.1MM E.B.I.T.D.A. Straight lines drawn from Point A to Point B, and from Point B to Point C.

Narrative on table is as follows:

"FISCAL 1997
PRELIMINARY MANAGEMENT INCENTIVE PLAN

1997 WEIGHT = 75%

GROSS PLAN OF $25.5MM E.B.I.T.D.A. ACCRUES $1.6MM OF INCENTIVE FOR $23.9MM E.B.I.T.D.A. NET

FORM - C PARTICIPANTS PAID ON BASE SALARY ONLY"